 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2015

VIVEVE MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-11388	04-3153858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Commercial Street Sunnyvale, California	94086
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 530-1900

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective February 4, 2015, James Atkinson was appointed to serve as Chief Business Officer and President of Viveve Medical, Inc. (the “Company”) and its wholly owned subsidiary, Viveve, Inc.

James Atkinson, 57, has over 30 years of experience in medical device sales, marketing and business development with both Fortune 50 and start-up medical device companies. Mr. Atkinson was a founding principal at Ulthera, Inc. where he served as Senior Vice President of Sales and Marketing from October 2006 through April 2014. While at Ulthera, he assisted in growing the company from 3 to 165 employees and established a global distribution network that included 42 distributors, covering 52 countries. Mr. Atkinson’s prior experience includes various executive positions, including (i) Vice President of Sales and Marketing for the Cardiac Surgery Division at St. Jude Medical, Inc. from October 2004 to October 2006 where his responsibilities included launching the Biocor® stented tissue valve, recognized as the fastest growing heart valve brand in the industry, (ii) Vice President of Sales for Medtronic Vascular, a $200 million division of Medtronic, Inc., a company whose stock is traded on the New York Stock Exchange (Ticker: MDT), from January 2003 to September 2004 and (iii) co-founder and Vice President of Sales and Business Development for Medical Simulation Corporation. Mr. Atkinson’s career began as a sales representative at Ethicon Endosurgery, a Johnson and Johnson company, where he progressed through positions with increasing responsibility to Regional Manager.

Offer Letter

In accordance with the terms of an offer letter, dated February 4, 2014 (the “Offer Letter”), Mr. Atkinson will receive (i) an annual base salary of $320,000, (ii) an initial target bonus of up to 30% of the annual base salary as shall be approved by the Board of Directors, (iii) an overachievement bonus in the form of a five-year warrant to purchase up to 110,000 shares of the Company’s common stock at an exercise price equal to the greater of $0.53 per share or the fair market value of the Company’s common stock on the date of grant, contingent upon the achievement of certain goals to be determined by the Board of Directors, (iv) an option to purchase 535,000 shares of the Company’s common stock, issued under the Company’s 2013 Stock Option Plan and subject to the terms of the applicable stock option agreement and (v) various other standard employee benefits.

In addition, the Offer Letter further provides that Mr. Atkinson’s employment is “at will” and may be terminated at any time and for any reason by either party. In the event of involuntary termination, upon return of all Company property and execution of a general release of any claims against the Company, Mr. Atkinson shall be entitled to (i) continued payment of his base salary for a period of six (6) months and (ii) either (a) a continuation of health insurance coverage until the earlier of the close of six (6) months following his date of termination or eligibility for substantially equivalent health insurance coverage in connection with new employment or self-employment or (b) a lump sum payment in lieu of health insurance coverage, at the sole and absolute discretion of the Company. A copy of the Offer Letter is filed herewith as Exhibit 10.1 and is incorporated herein by this reference.

Mr. Atkinson does not have any family relationships with any of the officers or directors of the Company.

On November 11, 2014, Mr. Atkinson entered into an Independent Contractor Agreement for Rendering Consulting Services with the Subsidiary (the “Consulting Agreement”), which provided that Mr. Atkinson shall provide certain consulting services related to product distribution and international sales in exchange for (i) $30,000 per month to be paid in cash, 5-year warrants to purchase the Company’s common stock at an exercise price of $0.53 per share, or a combination thereof, to be determined by the Board of Directors , (ii) reimbursement of any costs and expenses incurred by Mr. Atkinson for travel in connection with the performance of his services under the Consulting Agreement and (iii) compensation at a rate of 35% of the total annual cash compensation for each zone director hired by the Company as a result of a direct introduction by Mr. Atkinson, to be paid solely in equity securities of the Company.

On February 9, 2015, the Company and Mr. Atkinson entered into a Termination and Release Agreement (the “Termination Agreement”), whereby the Consulting Agreement was terminated and deemed of no further effect as of February 3, 2015 (the “Effective Date”). Pursuant to the Termination Agreement, the Company has no further obligations to Mr. Atkinson under the Consulting Agreement except for the obligation to pay him any compensation, as described therein, earned as of the Effective Date.

Notwithstanding the foregoing, Mr. Atkinson has had no other transactions with the Company since January 1, 2014 through the present that would require reporting pursuant to Item 404(a) of Regulation S-K.

Item 7.01            Regulation FD Disclosure.

On February 9, 2015, the Company issued a press release announcing the appointment of James Atkinson to Chief Business Officer and President. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1 99.1	Offer Letter, dated February 4, 2015 Press Release, issued February 9, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2015
VIVEVE MEDICAL, INC.

	By:	/s/ Patricia Scheller
Patricia Scheller
Chief Executive Officer